Exhibit 99

FSI International 3455 Lyman Boulevard Chaska, Minnesota USA 55318-3052	NEWS
For additional information contact: Benno Sand-Investor and Financial Media 952.448.8936
FSI International, Inc. Announces Fourth Quarter and Fiscal Year 2009 Financial Results
The Company generated $1.5 million in cash from operations in the fourth quarter of fiscal 2009, maintained $12 million in cash and no debt at the end of fiscal 2009
          MINNEAPOLIS (Oct. 27, 2009) — FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the fiscal 2009 fourth quarter and the fiscal year ended August 29, 2009.
Fiscal 2009 Fourth Quarter Results
          Sales for the fiscal 2009 fourth quarter were $14.2 million, as compared to $14.1 million for the same period of fiscal 2008. The Company’s net loss for the fourth quarter of fiscal 2009 was $73,000, or $0.00 per share, as compared to a net loss of $9.1 million, or $0.30 per share, in the fourth quarter of fiscal 2008.
          The Company recorded $2.0 million, or $0.06 per share of severance and other restructuring costs and approximately $2.6 million, or $0.08 per share, of increased reserves, primarily relating to inventory, in the fourth quarter of fiscal 2008.
Fiscal 2009 Full Year Results
          Fiscal year 2009 sales were $50.5 million, as compared to $78.3 million for fiscal 2008. The Company’s fiscal 2009 net loss was $17.6 million, or $0.57 per share, compared to a net loss of $13.6 million, or $0.45 per share, for fiscal year 2008.
          The Company recorded $3.8 million, or $0.12 per share of severance, other restructuring costs and increased reserves, primarily relating to inventory, in fiscal 2009. The Company recorded $4.6 million, or $0.15 per share, of severance, other restructuring costs and increased reserves in fiscal 2008. These costs were incurred in response to a significant decline in industry conditions.
Fiscal 2009 Highlights
          As economic and industry conditions deteriorated, the Company’s revenues and orders declined approximately 36 percent and 27 percent, respectively, from fiscal 2008 to fiscal 2009. During this same period, worldwide revenues and orders for surface conditioning clean & dry equipment as reported by Semiconductor Equipment and Materials Industry (“SEMI”), a leading industry organization, declined approximately 50 percent and 62 percent, respectively, reflecting a modest market share gain for the Company.
          From fiscal 2008 to fiscal 2009, through restructuring and other cost reduction initiatives, the Company reduced its annual operating expenses by 28.8 percent. As a result of the lower operating cost run rate the Company believes that, with improving industry conditions, it has enhanced its earnings leverage for fiscal 2010.*
          During fiscal 2009, the Company gained acceptance for the FSI ORION® single wafer cleaning system, for both 45 and 32 nm BEOL applications, at a major U.S. semiconductor manufacturer and shipped an evaluation FSI ORION system to a major Korean producer for FEOL applications development, including the Company’s patented ViPR™ technology. Recently, the Company received a follow-on order for an FSI ORION system that will be used for 32 nm production and 22 nm development.
          In fiscal 2009, the Company successfully placed its ZETA® ViPR™ batch spray cleaning system at several new customers. In addition, existing customers expanded the number of applications and manufacturing lines that utilize its patented ZETA ViPR technology.
          “Going forward, FSI remains focused on aligning its cost structure to support the anticipated revenue run rate increase while funding the programs that provide the most significant opportunity for near-term revenue and future market share gains,”* said Don Mitchell, FSI chairman and chief executive officer.

Backlog and Deferred Revenue
          The Company ended fiscal 2009 with $10.6 million in backlog and deferred revenue, as compared to $11.0 million at the end of fiscal 2008. Customers can cancel or delay orders or delay product acceptance; therefore, orders, backlog and deferred revenue are not necessarily indicative of shipments or revenues in future periods.*
Balance Sheet Strength
          Cash, cash equivalents, restricted cash and marketable securities were $12.0 million at the end of fiscal 2009, as compared to $22.9 million at the end of fiscal 2008. The Company generated $1.5 million of cash from operations in the fourth quarter of fiscal 2009 as compared to using $2.0 million in the prior year comparable period. The Company used $10.1 million of cash for operations during fiscal 2009 as compared to generating $1.0 million in fiscal 2008. As of August 29, 2009, the Company had $29.3 million in working capital, a current ratio of 3.3 to 1 and a book value of $1.60 per share.
Outlook
          The Company expects first quarter fiscal 2010 orders to be between $15.0 to $18.0 million, as compared to $14.7 million in the fourth quarter of fiscal 2009.* This assumes the receipt of several follow-on orders that are anticipated late in the quarter.*
          Considering the backlog and deferred revenue levels at the end of fiscal 2009, the Company expects first quarter fiscal 2010 revenues to range from $13.0 to $16.0 million as compared to $14.2 million in the fourth quarter of fiscal 2009.* A portion of the expected revenue is subject to either receiving purchase orders or obtaining timely acceptance from the Company’s customers.*
          Based upon anticipated gross profit margins associated with deferred revenue, the expected manufacturing capacity utilization rate, the product sales mix and the current quarterly operating expense run rate, the Company expects a net loss of less than $1.0 million for the first quarter of fiscal 2010.*
          Fiscal 2010 first quarter capital expenditures are expected to be less than $400,000, primarily related to the end-of-lease buyout of a lab analytical system, with depreciation expected to be between $0.6 million and $0.7 million.* If the Company achieves its expectations and invests in inventory in anticipation of future orders, it expects to use less than $2.0 million of cash in operations during the first quarter of fiscal 2010.*
Conference Call Details
          FSI investors have the opportunity to listen to management’s discussion of its financial results on a conference call at 3:30 p.m. CT today. The Company invites all those interested in hearing to join the call by dialing 888.947.9967 and entering access code 1656367. The webcast is also being distributed through the Thomson ONE StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson Reuters’ password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing 866.402.3743.
About FSI
          FSI International, Inc. is a global supplier of surface conditioning equipment, technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and CryoKinetic technologies, customers are able to achieve their process performance flexibility and productivity goals. The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. For more information, visit FSI’s website at http://www.fsi-intl.com, or call Benno Sand, 952.448.8936.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
          This press release contains certain “forward-looking” statements (*), including, but not limited to, expected orders, expected revenues, anticipated revenue run rate increase, expected loss, expected capital expenditures, expected depreciation, expected cash usage, fiscal 2010 earnings leverage and other expected financial performance for the first quarter of fiscal 2010. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, changes in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company’s direct distribution organization; legal proceedings; the potential impairment of long-lived assets; and the potential adverse financial impacts resulting from declines in the fair value and liquidity of investments the Company presently holds; as well as other factors listed herein or from time to time in the Company’s SEC reports, including our latest 10-K annual report and our 10-Q quarterly reports. The Company assumes no duty to update the information in this press release.

FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended		Year Ended
	Aug. 29,	Aug. 30,	Aug. 29,	Aug. 30,
	2009	2008	2009	2008
Sales	$14,176	$14,063	$50,484	$78,256
Cost of goods	7,896	10,369	34,057	45,271

Gross margin	6,280	3,694	16,427	32,985
Selling, general and administrative expenses	3,869	7,972	19,504	29,012
Research and development expenses	2,575	5,179	14,674	18,962

Operating loss	(164)	(9,457)	(17,751)	(14,989)
Other (expense) income, net	(90)	(91)	43	726

Loss before income taxes	(254)	(9,548)	(17,708)	(14,263)
Income tax benefit	(181)	(461)	(84)	(624)

Net loss	$(73)	$(9,087)	$(17,624)	$(13,639)

Loss per share – basic	$0.00	$(0.30)	$(0.57)	$(0.45)

Loss per share – diluted	$0.00	$(0.30)	$(0.57)	$(0.45)

Weighted average common shares
Basic	31,475	30,778	31,129	30,648
Diluted	31,475	30,778	31,129	30,648

FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	Aug. 29,	Aug. 30,
	2009	2008
Assets

Current assets
Cash, restricted cash, cash equivalents and marketable securities	$7,579	$15,913
Receivables, net	8,697	9,614
Inventories	21,171	27,169
Other current assets	4,333	8,152

Total current assets	41,780	60,848

Property, plant and equipment, net	15,146	18,266

Marketable securities	4,458	6,447
Restricted cash	—	500
Investment	460	460
Intangible assets, net	—	61
Other assets	1,841	1,071

Total assets	$63,685	$87,653

Liabilities and Stockholders’ Equity

Current liabilities
Trade accounts payable	$3,170	$4,305
Current portion of long-term debt	—	841
Deferred profit*	2,362	3,867
Customer deposits	12	7
Accrued expenses	6,972	10,392

Total current liabilities	12,516	19,412

Long-term accrued expenses	511	583
Total stockholders’ equity	50,658	67,658

Total liabilities and stockholders’ equity	$63,685	$87,653

*	Deferred profit reflects deferred revenue less manufacturing and other related costs.

FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except percentages, per share and total employee data)
(unaudited)

	Year Ended
	Aug. 29,	Aug. 30,
	2009	2008
Sales by Area

United States	29%	24%
International	71%	76%

Cash Flow Statement

Capital expenditures	$325	$1,702
Depreciation	3,398	3,818
Amortization	61	436

Miscellaneous Data

Total employees, including contract	255	408
Book value per share	$1.60	$2.19
Shares outstanding	31,636	30,839
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